Contact:
Patriot National Bank
900 Bedford Street
Stamford, CT 06901
Charles F. Howell
President and CEO
Robert F. O’Connell
SEVP & CFO
(203) 324-7500
FOR IMMEDIATE RELEASE

PATRIOT NATIONAL BANCORP REPORTS 2008 RESULTS
Stamford, Connecticut March 31, 2009, Patriot National Bancorp, Inc (NASDAQ Global Market “PNBK”), the parent of Patriot National Bank, reported a net loss for the year ended December 31, 2008 of $7.1 million compared to a net profit of $2.7 million for the year ended December 31, 2007.  On a per share basis, the net loss was $1.50 for the year ended December 31, 2008, compared to a net profit of $0.56 for the year ended December 31, 2007.

The net loss for 2008 was primarily due to non-cash charges relating to an $11.3 million provision for loan loss reserves relating to higher levels of non-accrual loans, a one time write off of goodwill in the amount of $1.4 million, and a $1.1 million write-off of FHLMC preferred stock.  A $2.1 million impairment charge was also taken on auction rate preferred stock issued by companies primarily in the financial services industry. These securities remain investment grade and interest is being paid on a current basis.

Despite the higher level of non-accrual loans, net interest income for the year ended December 31, 2008 was $27.2 million, an increase of $3.1 million, or 13%, compared to the $24.1 million reported for 2007.  Overall, the net interest spread improved by nine basis points as rate sensitive time deposits were replaced with lower cost funding sources.

Total loans increased 15% from $685.9 million at December 31, 2007 to $788.6 million at December 31, 2008.  The majority of 2008 loan growth occurred during the first quarter of the year. Loan growth slowed as the economy weakened during the year.  In response to falling real estate prices in its markets as the year progressed, the Bank continued its conservative loan-to-value ratio requirements on new loans.

Total non-accrual loans increased from $3.8 million at December 31, 2007 to $80.2 million at December 31, 2008.  Of the $80.2 million in non accruing loans, six borrowers continue to make interest payments on $14.1 million of loans.  A majority of the non accrual loans are residential construction loans, secured by the underlying properties with additional credit enhancements.  “The significant increase in non accrual loans during 2008 is the result of the deep recession and weak local real estate markets”, according to Charles F. Howell, President and CEO of Patriot National Bank.  Even though residential home sales have slowed dramatically causing some construction loans to be placed on non accrual status, the Bank currently still maintains relatively strong loan to value ratios based upon recent appraisals.  Although the allowance for loan losses stood at $16.2 million as of December 31, 2008, the Bank incurred only $715,000 in actual loan losses for the year.

The Bank recorded $110.5 million in pay offs on its construction loan portfolio in 2008 as a result of sales of the homes serving as collateral and the borrowers refinancing their construction loans at other banks.  Of construction loans that were paid off by sale, the average outstanding loan-to-value ratio was under 67% at the time of sale reflecting the Bank’s conservative underwriting at the time of loan origination.

“The Bank has moved swiftly to protect its underlying collateral position and enhance the resolution of these loans.”  In noting these efforts, Mr. Howell stated:  “Patriot has always observed a tradition of very conservative underwriting principles regarding our real estate lending.  Therefore, it is gratifying for us to note that most of these currently distressed loans still have substantial equity value in excess of the related loan balances due to favorable loan to value ratios.  In particular, the Bank has established a comprehensive re-appraisal program for construction loans whereby properties are appraised approximately four months prior to the loan maturing.  If the value of the collateral declines, the loan is assigned a new risk rating and the required allowance for loan loss reserve is increased based on the new appraisal.  A significant portion of the portfolio has already been re-appraised.  Further, the Bank has also established a team of officers who inspect the properties serving as collateral for the Bank’s loans.  These internal inspections are in addition to inspections by real estate appraisers, engineers, real estate brokers and other professionals.” said Mr. Howell.

It is also important to note that the Bank has no sub prime loans, negative amortization loans or option ARMS in its loan or investment portfolios.  The Bank’s exposure to credit cards and other unsecured loans is minimal.  In addition, the Bank has no exposure to large tract home developments nor does the Bank finance infrastructure loans.

“The nation has experienced unprecedented economic events during the past year.  The year 2008 was a difficult year and the fourth quarter brought on a deepening economic downturn to our local economy and increased the challenges presented by the current operating environment.” said Mr. Howell.  “The residential real estate market continues to slow down and is reflected in the low number of new homes being sold and related price reductions.  We continue to work closely with our borrowers, local real estate brokers, appraisers and other professionals to monitor the market on an ongoing basis. We remain optimistic that our conservative underwriting standards will continue to mitigate actual write offs that may have to be taken.  However, if the local economy and real estate values continue to soften it is reasonable to assume that non accrual loans and actual write offs will increase.”

In spite of the weak economy total deposits increased 17% from $672.4 million at December 31, 2007 to $784.8 million at December 31, 2008. Certificates of deposit, money market accounts, savings and NOW accounts all achieved growth during the year as branches opened during recent years continue to mature. In 2008 the Bank opened one new branch in Stratford, Connecticut.

Excluding the loss on impaired investment securities, non interest income increased by $784,000, or 35%, in 2008 compared to the prior year. Earnings on cash surrender value of life insurance increased by $748,000 reflecting a full year return on the Investment in Bank Owned Life Insurance compared to a partial year in 2007.  Activity based deposit fees and service charges increased by

$152,000, or 18%, while loan application and processing fees increased from $213,000 in 2007 to $356,000 in 2008.  Due to the slowdown in the real estate market, mortgage brokerage referral fees decreased from $736,000 in 2007 to $238,000 in 2008.

Non-interest expenses increased $2.5 million, excluding the goodwill impairment charge, or 11% in 2008 compared to 2007.  Occupancy and equipment expenses increased $1.1 million, or 24%, to $5.5 million in 2008.  The increase was primarily due to the full year impact of branches opened in 2007 and additional office space leased in 2008 for administrative and operational services.  Professional services increased $463,000 due to higher audit and accounting and legal fees. Regulatory assessments increased $143,000, or 24%, primarily due to higher FDIC insurance premiums. Salaries and benefits increased 2% from $11,852,000 in 2007 to $12,093,000 in 2008.

“The Bank has taken proactive steps in response to the continuing deterioration in the economy and local real estate markets by restructuring the balance sheet, containing costs and suspending the dividend.  We believe these steps will position the Bank to grow the balance sheet, broaden its customer base and increase earnings once the economic recovery begins.” said Mr. Howell.

The Company’s and Bank’s capital levels remain in excess of regulatory definitions of well capitalized.

Patriot National Bank is headquartered in Stamford, Connecticut and currently has 19 full service branches, 16 in Connecticut and three in New York. It also has a loan production office in Stamford, CT.

	Three Months Ended Dec. 31, 2008	Three Months Ended Dec. 31, 2007	Twelve Months Ended Dec. 31, 2008	Twelve Months Ended Dec. 31, 2007
	(000)	(000)	(000)	(000)
Net interest income	$6,834	$6,361	$27,211	$24,095
Non-interest income	(1,360)	657	(149)	2,234
Non-interest expense	7,359	5,657	25,948	22,039
Provision for loan losses	6,745	75	11,290	75
Income(Loss)before taxes	(8,630)	1,286	(10,176)	4,215
Loans at period end	788,569	685,886	788,569	685,886
Deposits at period end	784,821	672,399	784,821	672,399
Assets at period end	913,359	807,530	913,359	807,530
Shares outstanding	4,743	4,747	4,743	4,747
Income (Loss) per share	(1.21)	0.19	(1.50)	0.56

Statements in this earnings release that are not historical facts are considered to be forward-looking statements.  Such statements include, but are not limited to, statements regarding management beliefs and expectations, based upon information available at the time the statements are made, regarding future plans, objectives and performance.  All forward-looking statements are subject to risks and uncertainties, many of which are beyond management’s control and actual results and performance may differ significantly from those contained in forward-looking statements.  Patriot National intends any forward-looking statement to be covered by the Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions.  Readers are cautioned not to place undue reliance on for-looking statements, which speak only as of the date of this news release.  The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made.  A discussion of certain risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements in including in Patriot’s Annual Report of Form
10-K for the year ended December 31, 2008.